EXHIBIT 21
                   SUBSIDIARIES OF WAL-MART STORES, INC.


                                                               NAME UNDER
                                             PERCENT OF        WHICH DOING
                                               EQUITY           BUSINESS
                            ORGANIZED OR     SECURITIES        OTHER THAN
SUBSIDIARY                  INCORPORATED       OWNED          SUBSIDIARY'S

Wal-Mart Stores East, Inc.    Delaware, U. S.  100%             Wal-Mart

Sam's West, Inc.              Delaware, U. S.  100%             Sam's Club

Sam's East, Inc.              Delaware, U. S.  100%             Sam's Club

Wal-Mart Property Company     Delaware, U. S.  100%             NA

Sam's Property Company        Delaware, U. S.  100%             NA

McLane Company, Inc.,         Texas, U. S.     100%             Wal-Mart
and its subsidiaries

Cifra, S.A. de C.V.           Mexico            53%